Exhibit 10.58

July 21, 2011

Dear Greg:

ADVENTRX Pharmaceuticals, Inc. (the “Company”) is pleased to offer you full-time employment on the terms and conditions stated in this letter agreement. We would employ you as Senior Vice President, Commercial reporting to Brian Culley, Chief Executive Officer. You acknowledge that, in this position, you would or may become a “Section 16 reporting person,” which means the Company would be required to disclose certain personal information about you in its filings with the U.S. Securities and Exchange Commission and its other public disclosures, and you agree and consent to the Company’s disclosure of such information. Your responsibilities would include the following:

Position Responsibilities:

•	Ensure that the Marketing, Sales, and Medical Affairs strategies and activities are consistent with the organization’s long-range strategic objectives.

•	Develop and implement strategic plans aligned with the company’s growth strategies and vision.

•	Achieve corporate revenue goals and profitability.

•	Define the marketing vision and oversee the day-to-day execution of tactical activities to meet goal.

•	Accountable for Medical Affairs function and integration to the company’s objectives.

•	Administer the design, development and implementation of strategic and tactical sales and marketing plans to meet the long-range strategic objectives.

•	Evaluate industry dynamics, market trends and competition strategies and oversee product positioning and pricing.

•	Identify new product and market opportunities and utilize research to determine feasibility. Participate and lead due diligence efforts as required.

•	Oversee the development and execution of commercial campaigns.

•	Identify and engage consultants, vendors, suppliers, and/or outside agencies to achieve the functional area and corporate objectives.

•	Oversee reimbursement and patient access strategies and implementation.

•	Interface with relevant functional areas to accelerate decision-making while minimizing risk.

•	Guide all commercially oriented communications, including promotional platform, publication strategies, and PR.

•	Work with HR department to review and design compensation structure and variable compensation plans.

•	Perform other duties as required.

General Responsibilities:

•	Operates to the highest ethical and moral standards.

•	Complies with company policies and procedures.

•	Adheres to quality standards set by regulations, and company policies, procedures and mission.

•	Communicates effectively with supervisors, colleagues and subordinates.

•	Be committed to team effort and be willing to assist in unrelated job areas when called upon.

•	Provides administrative leadership and provide knowledge-based expertise in related areas that can be applied to meeting strategic goals.

•	Travel as needed.

Your initial annual base salary would be $250,000, less payroll deductions and withholding, which would be payable in accordance with our payroll policies.

We would recommend to our Board of Directors (or a committee thereof) that you be granted an incentive stock option (to the maximum extent permitted by law and a nonstatutory stock option with respect to any remaining shares) to purchase 100,000 shares of our common stock under our Amended and Restated 2008 Omnibus Incentive Plan. While the final vesting schedule will be determined by our Board of Directors (or a committee thereof), it is expected that this option would vest monthly over 4 years, except that no shares would vest for one year, at which time 25% of the shares would vest, but that the vesting start date would be January 1, 2011.

You will be eligible for an incentive award, the target amount of which will be 30% of base salary earned in the calendar year in which you initially are hired, based on the Company’s achievement of corporate goals determined from time to time by our Board of Directors (or a committee thereof) and/or your achievement of personal goals determined from time to time by you and the Company’s Chief Executive Officer. Subject to the foregoing, this incentive award will be granted subject to, but you would otherwise participate as set forth in, that certain 2011 Mid-Year Executive Incentive Plan, adopted by the Company on July 6, 2011, a copy of which will be provided to you upon request. You should note that the target amount reflects a determination, with respect to corporate goals, by our Board of Directors (or a committee thereof) and, with respect to individual goals, our senior executives of appropriate incentive compensation where performance exceeded objectives or was excellent in view of prevailing conditions. The actual payout amount of this incentive award may be less than the target amount if performance partially met objectives or was less than excellent.

As our employee, you would be entitled to participate in our employee benefit programs, including our medical, dental, life insurance and 401(k) programs, on the same terms as our other full-time employees. These programs, as well as other employee benefits and policies, are described in further detail in our Policies and Procedures Manual. We reserve the right to modify or amend at our sole discretion the terms of any and all employee benefit programs from time to time without advance notice to our employees. Notwithstanding our employee vacation policy set forth in the Policies and Procedures Manual, you would be entitled to 20 vacation days per year, which would accrue in accordance with our general vacation accrual policy, including any maximum accrual limits set forth therein.

Your employment with us would be “at will” and not for a specified term. We make no express or implied commitment that your employment will have a minimum or fixed term, that we may take adverse employment action only for cause or that your employment is terminable only for cause. We may terminate your employment with or without cause and with or without advance notice at any time and for any reason. Any contrary representations or agreements that may have been made to you are superseded by this letter agreement. The at-will nature of your employment described in this letter agreement shall constitute the entire agreement between you and ADVENTRX concerning the nature and duration of your employment. Although your job duties, title and compensation and benefits may change over time, the at-will nature of your employment with us can only be changed in a written agreement signed by you and our Chief Executive Officer or President.

Our proprietary rights and confidential information are among our most important assets. In addition to signing this letter agreement, as a condition to your employment you must also sign the Confidential Information, Non-Solicitation and Invention Assignment Agreement for Employees presented to you concurrently herewith (the “Company Confidentiality Agreement”). As more fully described in the Company Confidentiality Agreement, we require that, in the course of your employment with us, you not use or disclose to us any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by us. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described. Accordingly, you further agree that you will not bring on to our premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

In addition, as an employee, we require that you comply with all of our policies and procedures, including, without limitation, our Policies and Procedures Manual, Code of Business Conduct and Ethics and our Insider Trading and Disclosure Policy, copies of which will, at your request, be provided to you prior to your beginning work with us. You may be required to sign certain documents acknowledging your receipt and understanding of these and other documents. Violation of any or our policies or procedures would be cause for disciplinary action including termination.

Your employment with us is also conditioned upon your ability to provide adequate documentation of your legal right to work in the United States, as well as educational credentials, and successful completion of our reference checking process. If you make any misrepresentations to us or omit to state a material fact necessary in order to make another statement made not misleading, we may void this letter agreement or, if you are already employed, terminate your employment.

This letter agreement and documents attached hereto, if any, or referenced herein shall be governed pursuant to the laws of the State of California as applied to agreements between California residents entered into to be performed entirely within California and constitutes the sole agreement between the Company and you and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

If any portion of this letter agreement shall, for any reason, be held invalid or unenforceable, or contrary to public policy or any law, the remainder of this letter agreement shall not be affected by such invalidity or unenforceability, but shall remain in full force and effect, as if the invalid or unenforceable term or portion thereof had not existed within this letter agreement.

If you accept the terms and conditions set forth in this letter agreement, we would like you to begin work with us on July 21, 2011. I look forward to you joining us and being an integral and important part of our team. Please sign below to accept the terms and conditions set forth herein and return the fully executed letter to me today. You should keep one copy of this letter agreement for your own records.

Sincerely,

ADVENTRX Pharmaceuticals, Inc.	ACCEPTED AND AGREED:

/s/ Brian M. Culley	/s/ Gregory D. Gorgas
Brian M. Culley	Gregory D. Gorgas
Chief Executive Officer
	Date:	July 21, 2011